Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Orbotech Ltd. for the registration of up to $150,000,000 of its ordinary shares, warrants, subscription rights and/or debt securities and to the incorporation by reference therein of our report dated January 21, 2008 with respect to the consolidated financial statements of Photon Dynamics, Inc. included in the Orbotech Ltd. Report on Form 6-K dated December 28, 2009, and filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 28, 2009